Exhibit 3.6

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF
DUN & BRADSTREET HOLDINGS, INC.

Dun & Bradstreet Holdings, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:

First: The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on September 18, 2018.

Second: A Certificate of Amendment changing the Corporation’s name to Dun & Bradstreet Holdings, Inc. was filed with the Secretary of the State of Delaware on March 12, 2020.

Third: A Certificate of Amendment increasing the number of shares of capital stock which the Corporation shall have the authority to issue to two billion and twenty-five million (2,025,000,000) shares was filed with the Secretary of the State of Delaware on June 23, 2020.

Fourth: This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.

Fifth: This Amended and Restated Certificate of Incorporation amends, restates and integrates the provisions of the Corporation’s Certificate of Incorporation.

Sixth: The text of this Amended and Restated Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

ARTICLE I

NAME

The name of the corporation (the “Corporation”) is “Dun & Bradstreet Holdings, Inc.”

ARTICLE II

REGISTERED AGENT

The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801.  The name of the Corporation’s registered agent at that address is The Corporation Trust Company.

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may now or hereafter be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV

CAPITAL STOCK

Section 4.1.           Upon this Amended and Restated Certificate of Incorporation (as the same may be further amended and/or restated from time to time, this “Certificate of Incorporation”) becoming effective pursuant to the DGCL, each issued and outstanding share of the Corporation’s existing common stock, par value $0.01 per share shall automatically and without any action on the part of the holder thereof be canceled and shall cease to exist.

Section 4.2.           The total number of shares of all classes of stock which the Corporation shall have authority to issue is two billion and twenty-five million (2,025,000,000), consisting of (a) two billion (2,000,000,000) shares of Common Stock, par value $0.01 per share (“Common Stock”), and (b) twenty-five million (25,000,000) shares of one or more series of Preferred Stock, par value $0.001 per share (“Preferred Stock”).

Section 4.3.           (a) Except as otherwise expressly required by law or provided in this Certificate of Incorporation, and subject to any voting rights provided to holders of Preferred Stock at any time outstanding, the holders of any outstanding shares of Common Stock shall vote together as a single class on all matters with respect to which stockholders are entitled to vote under applicable law, this Certificate of Incorporation or the Amended and Restated Bylaws of the Corporation adopted on the date hereof (as amended form time to time) (the “Bylaws”), or upon which a vote of stockholders is otherwise duly called for by the Corporation.  At each annual or special meeting of stockholders, each holder of record of shares of Common Stock on the relevant record date shall be entitled to cast one vote in person or by proxy for each share of Common Stock outstanding in such holder’s name on the stock transfer records of the Corporation.

(b)           Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the payment of dividends, dividends may be declared and paid on the Common Stock out of the assets of the Corporation that are by law available therefor at such times and in such amounts as the board of directors of the Company (the “Board of Directors”) in its discretion shall determine.

(c)           In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and of the preferential and other amounts, if any, to which the holders of Preferred Stock shall be entitled, the holders of all outstanding shares of Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution ratably in proportion to the number of shares held by each such stockholder.

Section 4.4.           Shares of Preferred Stock of the Corporation may be issued from time to time in one or more classes or series, each of which class or series shall have such distinctive designation and title as shall be fixed by the Board of Directors prior to the issuance of any shares thereof.  The Board of Directors is hereby authorized to fix the designation and title for each such class or series of Preferred Stock, to fix the voting powers, whether full or limited, or no voting powers, and such powers, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, and to fix the number of shares constituting such class or series (but not below the number of shares thereof then outstanding), in each case as shall be stated in such resolution or resolutions providing for the issue of such class or series of Preferred Stock as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof pursuant to the authority hereby expressly vested in it.

ARTICLE V

DIRECTORS

Section 5.1.           The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, consisting of not less than one (1) nor more than fourteen (14) members with the exact number of directors to be determined from time to time exclusively by resolution adopted by the Board of Directors.  Prior to the election of directors at the Corporation’s 2021 annual meeting of stockholders, the directors, other than those who may be elected by the holders of any class or series of Preferred Stock as set forth in this Certificate of Incorporation, shall be divided into three classes, designated Class I, Class II and Class III.  Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. The term of the initial Class I directors shall terminate on the date of the 2021 annual meeting of stockholders; the term of the initial Class II directors shall terminate on the date of the 2022 annual meeting of stockholders and the term of the initial Class III directors shall terminate on the date of the 2023 annual meeting of stockholders. Beginning at the 2021 annual meeting of stockholders, the directors whose terms expire at that meeting (or such directors’ successors) shall be elected to hold office for a one-year term expiring at the 2022 annual meeting of stockholders; at the 2022 annual meeting of stockholders, the directors whose terms expire at that meeting (or such directors’ successors) shall be elected to hold office for a one-year term expiring at the 2023 annual meeting of the stockholders; and at the 2023 annual meeting of stockholders and each annual meeting of stockholders thereafter, all directors shall be elected to hold office for a one-year term expiring at the next annual meeting of stockholders and until such director’s successor shall have been elected and qualified.

Section 5.2.           For so long as the Board of Directors is classified, if the number of directors on the Board of Directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term expiring at the next annual meeting of stockholders, but in no case will a decrease in the number of directors shorten the term of any incumbent director.  A director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor shall be elected and shall qualify for office, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

Section 5.3.           Subject to the terms of any one or more series or classes of Preferred Stock, any vacancy on the Board of Directors, however resulting, may be filled only by an affirmative vote of the majority of the directors then in office, even if less than a quorum, or by an affirmative vote of the sole remaining director.  Any director elected to fill a vacancy shall hold office for a term that shall expire at the next annual meeting of stockholders.

Section 5.4.           Notwithstanding any of the foregoing provisions, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate of Incorporation, or the resolution or resolutions adopted by the Board of Directors pursuant to Section 4.4 of this Certificate of Incorporation applicable thereto, and such directors so elected shall not be divided into classes pursuant to this Article V unless expressly provided by such terms.

ARTICLE VI

CORPORATE OPPORTUNITIES

Section 6.1.           In anticipation of the possibility (a) that the officers and/or directors of the Corporation may also serve as officers and/or directors of Bilcar (as defined below), THL (as defined below), Cannae (as defined below), Black Knight (as defined below) or CC Capital (as defined below) (each of Bilcar, THL, Cannae, Black Knight and CC Capital, an “Investor” and together, the “Investors”) and (b) that the Corporation on one hand, and each Investor on the other hand, may engage in the same or similar activities or lines of business and have an interest in the same corporate opportunities, and in recognition of the benefits to be derived by the Corporation through its continued contractual, corporate and business relations with each Investor, the provisions of this Article VI are set forth to regulate, to the fullest extent permitted by law, the conduct of certain affairs of the Corporation as they relate to the Investors and their respective officers and directors, and the powers, rights, duties and liabilities of the Corporation and its officers, directors and stockholders in connection therewith.

Section 6.2.           (a) Except as may be otherwise provided in a written agreement between the Corporation on one hand, and the Investors, or any one of them, on the other hand, the Investors shall have no duty to refrain from engaging in the same or similar activities or lines of business as the Corporation, and, to the fullest extent permitted by law, neither the Investors nor any officer or director thereof (except in the event of any violation of Section 6.3 hereof, to the extent such violation would create liability under applicable law) shall be liable to the Corporation or its stockholders for breach of any fiduciary duty by reason of any such activities of the Investors.

(b)           The Corporation may from time to time be or become a party to and perform, and may cause or permit any subsidiary of the Corporation to be or become a party to and perform, one or more agreements (or modifications or supplements to pre-existing agreements) with each Investor.  Subject to Section 6.3 hereof, to the fullest extent permitted by law, no such agreement, nor the performance thereof in accordance with its terms by the Corporation or any of its subsidiaries or an Investor, shall be considered contrary to any fiduciary duty to the Corporation or to its stockholders of any director or officer of the Corporation who is also a director, officer or employee of an Investor.  Subject to Section 6.3 hereof, to the fullest extent permitted by law, no director or officer of the Corporation who is also a director, officer or employee of an Investor shall have or be under any fiduciary duty to the Corporation or its stockholders to refrain from acting on behalf of the Corporation or any of its subsidiaries or an Investor in respect of any such agreement or performing any such agreement in accordance with its terms.

Section 6.3.           In the event that a director or officer of the Corporation who is also a director or officer of an Investor acquires knowledge of a potential transaction or matter which may be a corporate opportunity of both the Corporation on one hand, and an Investor on the other hand, such director or officer of the Corporation shall, to the fullest extent permitted by law, have fully satisfied and fulfilled the fiduciary duty of such director or officer to the Corporation and its stockholders with respect to such corporate opportunity, if such director or officer acts in a manner consistent with the following policy:

(a)           a corporate opportunity offered to any person who is an officer of the Corporation, and who is also a director but not an officer of an Investor, shall belong to the Corporation, unless such opportunity is expressly offered to such person in a capacity other than such person’s capacity as an officer of the Corporation, in which case it shall not belong to the Corporation;

(b)           a corporate opportunity offered to any person who is a director but not an officer of the Corporation, and who is also a director or officer of an Investor, shall belong to the Corporation only if such opportunity is expressly offered to such person in such person’s capacity as a director of the Corporation; and

(c)           a corporate opportunity offered to any person who is an officer of both the Corporation on one hand, and an Investor on the other hand, shall belong to the Corporation only if such opportunity is expressly offered to such person in such person’s capacity as an officer of the Corporation.

Notwithstanding the foregoing, the Corporation shall not be prohibited from pursuing any corporate opportunity of which the Corporation becomes aware.

Section 6.4.           Any person purchasing or otherwise acquiring any interest in shares of the capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article VI.

Section 6.5.           (a) For purposes of this Article VI, a director of any company who is the chair of the board of directors of that company shall not be deemed to be an officer of the company solely by reason of holding such position.

(b)           The term “Corporation” shall mean, for purposes of this Article VI, the Corporation and all corporations, partnerships, joint ventures, associations and other entities in which the Corporation beneficially owns (directly or indirectly) fifty percent or more of the outstanding voting stock, voting power, partnership interests or similar voting interests.  The term “Bilcar” shall mean, for purposes of this Certificate of Incorporation, Bilcar, LLC, a Delaware limited liability company, and any successor thereof, and all corporations, partnerships, joint ventures, associations and other entities in which it beneficially owns (directly or indirectly) fifty percent or more of the outstanding voting stock, voting power, partnership interests or similar voting interests other than the

Corporation. The term “THL” shall mean, for purposes of this Certificate of Incorporation, Thomas H. Lee Partners, L.P., a Delaware limited partnership, and any successor thereof, and all corporations, partnerships, joint ventures, associations and other entities in which it or one or more of its affiliates beneficially owns (directly or indirectly) fifty percent or more of the outstanding voting stock, voting power, partnership interests or similar voting interests other than the Corporation and its subsidiaries. The term “Cannae” shall mean, for purposes of this Certificate of Incorporation, Cannae Holdings, Inc., a Delaware corporation, and any successor thereof, and all corporations, partnerships, joint ventures, associations and other entities in which it or one or more of its affiliates beneficially owns (directly or indirectly) fifty percent or more of the outstanding voting stock, voting power, partnership interests or similar voting interests other than the Corporation and its subsidiaries. The term “Black Knight” shall mean, for purposes of this Certificate of Incorporation, Black Knight, Inc., a Delaware corporation, and any successor thereof, and all corporations, partnerships, joint ventures, associations and other entities in which it or one or more of its affiliates beneficially owns (directly or indirectly) fifty percent or more of the outstanding voting stock, voting power, partnership interests or similar voting interests other than the Corporation and its subsidiaries. The term “CC Capital” shall mean, for purposes of this Certificate of Incorporation, CC Capital Partners, LLC, a Delaware limited liability company, and any successor thereof, and all corporations, partnerships, joint ventures, associations and other entities in which it or one or more of its affiliates beneficially owns (directly or indirectly) fifty percent or more of the outstanding voting stock, voting power, partnership interests or similar voting interests other than the Corporation and its subsidiaries.

Section 6.6.           Anything in this Certificate of Incorporation to the contrary notwithstanding, the foregoing provisions of this Article VI shall not apply at any time that no person who is a director or officer of the Corporation is also a director or officer of an Investor.  Neither the alteration, amendment, termination, expiration or repeal of this Article VI nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article VI shall eliminate or reduce the effect of this Article VI in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article VI, would accrue or arise, prior to such alteration, amendment, termination, expiration, repeal or adoption.

ARTICLE VII

REMOVAL OF DIRECTORS

Subject to the rights, if any, of the holders of shares of Preferred Stock then outstanding, any or all of the directors of the Corporation may be removed from office at any time, but only for cause so long as the Board of Directors is classified and only by the affirmative vote of the holders of a majority of the outstanding capital stock of the Corporation then entitled to vote generally in the election of directors, considered for purposes of this Article VII as one class.  For purposes of this Article VII, “cause” shall mean, with respect to any director, (x) the willful failure by such director to perform, or the gross negligence of such director in performing, the duties of a director, (y) the engaging by such director in willful or serious misconduct that is injurious to the Corporation or (z) the conviction of such director of, or the entering by such director of a plea of nolo contendere to, a crime that constitutes a felony.

ARTICLE VIII

ELECTION OF DIRECTORS

Elections of directors at an annual or special meeting of stockholders shall be by written ballot unless the Bylaws shall otherwise provide.

ARTICLE IX

WRITTEN CONSENT OF STOCKHOLDERS

Except as otherwise provided for or fixed by or pursuant to the provisions of this Certificate of Incorporation or any resolution or resolutions of the Board of Directors providing for the issuance of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation may be effected only at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders; provided, however, that at any time when the Investors beneficially own (determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), in the aggregate, more than fifty percent (50%) in voting power of the stock of the Corporation entitled to vote generally in the election of directors, any action required or permitted to be taken by the stockholders of the Corporation at any meeting of stockholders may be taken without a meeting if a consent in writing, setting forth the action so taken, is signed by stockholders holding not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

ARTICLE X

SPECIAL MEETINGS

Special meetings of the stockholders of the Corporation for any purposes may be called at any time by a majority vote of the Board of Directors or the Chair of the Board or Chief Executive Officer of the Corporation.  Except as required by law or provided by resolutions adopted by the Board of Directors designating the rights, powers and preferences of any Preferred Stock, special meetings of the stockholders of the Corporation may not be called by any other person or persons.

ARTICLE XI

OFFICERS

The officers of the Corporation shall be chosen in such manner, shall hold their offices for such terms and shall carry out such duties as are determined solely by the Board of Directors, subject to the right of the Board of Directors to remove any officer or officers at any time with or without cause.

ARTICLE XII

INDEMNITY

The Corporation shall indemnify to the full extent authorized or permitted by law any person made, or threatened to be made, a party to any action or proceeding (whether civil or criminal or otherwise) by reason of the fact that such person is or was a director or officer of the Corporation or by reason of the fact that such director or officer, at the request of the Corporation, is or was serving any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, in any capacity.  Nothing contained herein shall affect any rights to indemnification to which employees other than directors and officers may be entitled by law.  No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such a director as a director.  Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) pursuant to Section 174 of the DGCL or (d) for any transaction from which such director derived an improper personal benefit.  No amendment to or repeal of this Article XII shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

ARTICLE XIII

BUSINESS COMBINATIONS

The Corporation shall not be governed by Section 203 of the DGCL.

ARTICLE XIV

AMENDMENT

The Corporation reserves the right at any time from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and any other provisions authorized by the laws of the State of Delaware at any time may be added or inserted, in the manner now or hereafter prescribed by law.  All rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article XIV.  In addition to any affirmative vote of the holders of any series of Preferred Stock required by law, by this Certificate of Incorporation or by the resolution or resolutions adopted by the Board of Directors designating the rights, powers and preferences of such Preferred Stock, the provisions (a) of the Bylaws may be adopted, amended or repealed if approved by a majority of the Board of Directors then in office or approved by holders of the Common Stock in accordance with applicable law and this Certificate of Incorporation and (b) of this Certificate of Incorporation may be adopted, amended or repealed as provided by applicable law.

ARTICLE XV

SEVERABILITY

If any provision (or any part thereof) of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any section of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Certificate of Incorporation (including, without limitation, each portion of any section containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by law.

ARTICLE XVI

FORUM FOR ADJUDICATION OF DISPUTES

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for any (i) derivative action or proceeding brought on behalf of the Corporation, (ii) action asserting a claim of breach of a fiduciary duty owed by or other wrongdoing by any current or former director, officer, employee, agent or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (iii) action asserting a claim arising under any provision of the DGCL or this Certificate of Incorporation or the Bylaws, or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (iv) action asserting a claim governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any action as to which the Court of Chancery of the State of Delaware determines that there is an indispensable party not subject to the personal jurisdiction of the Court of Chancery of the State of Delaware (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery of the State of Delaware within ten (10) days following such determination), in which case the United States District Court for the District of Delaware or other state courts of the State of Delaware, as applicable, shall, to the fullest extent permitted by law, be the sole and exclusive forum for any such claims.

The federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of any action asserting a claim arising under the Securities Act of 1933, as amended, the Exchange Act, or the rules and regulations promulgated thereunder.

If any provision or provisions of this Article XVI shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article XVI (including, without limitation, each portion of any sentence of this Article XVI containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XVI.  Failure to enforce the foregoing provisions would cause the Corporation irreparable harm and the Corporation shall be entitled to equitable relief, including injunction and specific performance, to enforce the foregoing provisions.

IN WITNESS WHEREOF, the undersigned officer of the Corporation has executed this Amended and Restated Certificate of Incorporation on behalf of the Corporation this [•] day of July, 2020.

[•]

By:	/s/ [•]
Name:	[•]
Title:	[•]